CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated July 28, 2015 on the financial statements and financial highlights of Even Keel Multi-Asset Managed Risk Fund, a series of shares of beneficial interest of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the May 31, 2015 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 23, 2015